Exhibit 99.3

OfficeMax Incorporated

2012 Nonqualified Stock Option Award Agreement

Senior Vice President and Above

This Nonqualified Stock Option Award (the “Award”) is granted on February XX, 2012 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to <<insert name>> (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a Nonqualified Stock Option (the “Option”) to purchase up to <<insert Options>> shares of Stock at a price of <<insert Stock Price>> per share (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to paragraphs 4 and 5, the Option shall become vested and exercisable as follows:

a.	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax and did not receive a performance rating of “below expectations”, “unsatisfactory” or “does not live values” under the performance management program for the calendar year immediately preceding the anniversary date, the Option shall become vested and exercisable with respect to one-third of the shares of Stock subject to the Option. If you terminate employment with OfficeMax for any reason before the third anniversary of the Award Date, any portion of the Option that is not then vested and exercisable pursuant to the preceding sentence will be forfeited upon your termination of employment.

b.	The Option, to the extent vested, must be exercised on or before the earliest of the following:

i.	the seventh anniversary of the Award Date;

ii.	one year after your termination of employment as a result of your retirement (after attaining age 55 and completing at least 10 years of service with OfficeMax), death, or total and permanent disability, as determined by OfficeMax in its sole and complete discretion;

iii.	three months after your termination of employment for any other reason.

Notwithstanding the foregoing, if the Option may not be exercised due to a Black-Out Period within the three business days prior to the normal expiration date of the Option, then the expiration date of the Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee.

4.	Termination for Disciplinary Reasons. The Option shall be canceled immediately (even if the Option had previously vested fully or partially) if you are terminated for “disciplinary reasons,” as that term is defined in the Executive Officer Severance Pay Policy (or any successor policy) or, if your employment at OfficeMax ends and OfficeMax determines within six months thereafter that your conduct prior to the end of your employment warranted termination for “disciplinary reasons.” Additionally, in the event your employment at OfficeMax ends and OfficeMax determines thereafter that your conduct prior to the end of your employment warranted termination for “disciplinary reasons” after exercise, OfficeMax shall have the right to repurchase from you at the exercise price the shares you acquired under this Agreement, or, if you no longer own such shares, to recover from you the gross profit you earned from the exercise and disposition of such shares.

5.

Change in Control. In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable

OfficeMax Incorporated

2012 Nonqualified Stock Option Award Agreement

Senior Vice President and Above

award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Option shall become fully vested and exercisable, if you are employed by OfficeMax on the date of the Change in Control, immediately upon the Change in Control, or, in the case of your qualifying termination, upon the date of your qualifying termination for a period of one year from your termination date. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

6.	Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

a.	broker assisted exercise;

b.	Stock already owned by you;

c.	cash; or

d.	such other methods as may be approved from time to time by the Plan administrator.

If the Fair Market Value of a share of Stock on the expiration date of the Option exceeds the exercise price of the Option, the Option will be automatically exercised upon such expiration date.

7.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

8.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

9.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before MMDD, 2012 or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E227), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated	Awardee: First Last (Pers ID)

Steve Parsons	Signature:
Executive Vice President,
Chief Human Resources Officer	Date:

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